Exhibit 10.22
November 23, 2005
Mr. David Holmberg
Dear David:
I very much appreciate the talent, expertise and strength that you have brought to Jo-Ann Stores, Inc. I am counting on you to help me provide a strong bridge while we rebuild the leadership team.
As we have discussed, I will be hiring a President and CEO. David, you have contributed greatly since you arrived and we both anticipate and desire a long term relationship. However, I also understand that these are uncertain times for you and I want to give you peace of mind about your financial benefits should circumstances change at Jo-Ann Stores.
1.	As the Company has decided to hire a President and CEO, we acknowledge that there is a risk that either you or the Company may conclude that your continued employment may not be in its best interest. Therefore:
a.	Should you decide to terminate your employment at any time between the sixth and the twelfth month anniversary of the start date of the new President, the Company agrees to pay your base salary for 24 months, in a lump sum, contingent on the execution of a complete letter agreement including a non-compete covenant and a non-solicitation covenant. We would anticipate that you would provide at least 30 days’ notice should you decide to trigger this agreement;

b.	You will not be eligible for the stock acceleration or payment of target incentive as detailed in your current employment agreement;

c.	The Company will also provide continuation of benefits (except long term disability) through the earlier of 24 months or the date you become benefit eligible with a new employer;

d.	The Company agrees to provide continued car allowance through the earlier of 24 months or your new employment date; and

e.	The Company will provide outplacement with a reputable firm.
2.	Should the Company decide to terminate your employment at any time between the date of this letter and 24 months after the hire date of the new President, you will receive the same salary continuation and benefits as above, provided, however that if such termination by the Company occurs prior to November 30, 2006, both cash retention payments totaling $230,000, provided under the retention agreement dated November 18, 2005, will be guaranteed. Thereafter, your existing employment agreement would be in effect.
David, your continued dedication is important to Jo-Ann’s success. I am happy to provide this special incentive for you to remain with us through our transition and hopefully beyond.

Sincerely,

JO-ANN STORES, INC.

By:	/s/ Alan Rosskamm

Alan Rosskamm CEO, President, Chairman of the Board

Dated:	November 23, 2005

AGREED	TO:

By:	/s/ David Holmberg

David Holmberg

Dated:	November 23, 2005